As filed with the Securities and Exchange Commission on October 17, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARATHON OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5555 San Felipe Road Houston, Texas 77056-2723 (713) 629-6600	25-0996816
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

William F. Schwind, Jr., Esq.

Vice President, General Counsel & Secretary

5555 San Felipe Road

Houston, Texas 77056-2723

(713) 629-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris, Esq.

Baker Botts L.L.P.

3000 One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1838

Fax: (713) 229-7738

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $1.00 per share, of Marathon Oil Corporation	5,507,171	$58.17	$320,352,138	$9,835

(1)	The amount to be registered hereunder represents the number of shares of common stock, par value $1.00 per share (the “Common Stock”), of Marathon Oil Corporation (“Marathon”) that may be issued in exchange for, or upon retraction or redemption of, the exchangeable shares of 1339971 Alberta Ltd., an indirect subsidiary of Marathon. Such amount includes the number of shares of Common Stock issuable in exchange for, or upon retraction or redemption of, the exchangeable shares expected to be issued to certain shareholders of Western Oil Sands Inc. (“Western”), as described in the prospectus included herein, upon the closing of the acquisition of Western by Marathon and a number of additional shares of Common Stock that may become issuable in exchange for, or upon retraction or redemption of, such exchangeable shares on or prior to October 18, 2011, the expected mandatory redemption date of the exchangeable shares, estimated based on cumulative adjustments to the exchange ratio to account for quarterly cash dividends on the Common Stock assuming (a) a constant per share price of $58.17, which is the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on October 10, 2007, and a quarterly dividend rate of $0.24 per share, which represents Marathon’s quarterly dividend on the Common Stock for the second quarter of 2007, and (b) no dividends being declared and paid on the exchangeable shares. There can be no assurance that the quarterly dividend rate will remain at this level, that Marathon’s board of directors will declare any dividends over the course of this period or that equivalent dividends will not be paid on the exchangeable shares (which would result in no adjustment to the exchange ratio).
(2)	Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on October 10, 2007.
(3)	The registration fee of $9,835 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2723

(713) 629-6600

5,507,171 Shares

Common Stock

The Offering

This prospectus relates to 5,507,171 shares of our common stock, par value $1.00 per share, issuable upon exchange, retraction or redemption of the exchangeable shares of 1339971 Alberta Ltd., an indirect subsidiary of ours which we call AcquisitionCo in this prospectus. The exchangeable shares are being issued to the former shareholders of Western Oil Sands Inc. who are residents of Canada and who elected to receive the exchangeable shares in connection with our acquisition of Western. Each exchangeable share may initially be exchanged, retracted or redeemed for one share of our common stock. This exchange ratio will be cumulatively adjusted from time to time thereafter to give effect to cash dividends, if any, paid by us on our common stock and cash dividends, if any, paid by AcquisitionCo on the exchangeable shares. Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or upon the retraction or redemption of, the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “MRO.”

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission. See “ Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

The Company

Marathon Oil Corporation, a Delaware corporation (“Marathon”), is an integrated international energy company. Together with its subsidiaries, Marathon is engaged in:

•	worldwide exploration, production and marketing of crude oil and natural gas;

•	domestic refining, marketing and transportation of crude oil and petroleum products; and

•

worldwide marketing and transportation of products manufactured from natural gas, such as liquefied natural gas (“LNG”) and methanol, and development of other projects to link stranded natural gas resources with key demand areas.

Marathon’s principal exploration and production activities are in the United States, Angola, Equatorial Guinea, Indonesia, Libya, Norway and the United Kingdom. Marathon is also the fifth-largest refiner in the United States and has a retail marketing system in the United States, comprising approximately 5,700 locations in 17 states.

In July 2007, Marathon entered into an agreement to acquire Western Oil Sands Inc. (“Western”). Under the terms of the agreement, Western shareholders will receive cash of Cdn$3.808 billion and shares of Marathon common stock and securities exchangeable for Marathon common stock, for an aggregate of 34.3 million shares. The acquisition will also include Western’s outstanding debt. The agreement requires Western to spin off a wholly-owned subsidiary with interests in the Federal Region of Kurdistan in northern Iraq prior to closing. The transaction is anticipated to close shortly after the date of this prospectus.

In this prospectus, we refer to Marathon, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as “we” or “us,” unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 5555 San Felipe Road, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the shares of our common stock we may issue in exchange for, or upon the retraction or redemption of, exchangeable shares of AcquisitionCo. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2006 (see paragraph below);

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 (see paragraph below);

•

our current reports on Form 8-K filed February 1, 2007 (Items 5.02 and 8.01 only), March 6, 2007, April 25, 2007, May 14, 2007, May 30, 2007, August 3, 2007, September 7, 2007, September 27, 2007 and October 11, 2007; and

•	the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on July 17, 2007.

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarter ended March 31, 2007 do not reflect the two-for-one split of our common stock which was effected in the form of a stock dividend distributed on June 18, 2007 to stockholders of record at the close of business on May 23, 2007. Those financial statements have been superseded by the consolidated financial statements we have included in the current report on Form 8-K we filed with the SEC on September 7, 2007, which have been retroactively adjusted to reflect the stock split for all periods presented.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2723

Attention: Corporate Secretary

Telephone: (713) 629-6600

Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “predicts,” “targets,” “projects,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference.

Forward-looking statements may include, but are not limited to, statements that relate to (or statements that are subject to risks, contingencies or uncertainties that relate to): levels of revenues, gross margins, income from operations, net income or earnings per share; levels of capital, exploration, environmental or maintenance expenditures; the success or timing of completion of ongoing or anticipated capital, exploration or maintenance projects; volumes of production, sales, throughput or shipments of liquid hydrocarbons, natural gas and refined products; levels of worldwide prices of liquid hydrocarbons, natural gas and refined products; levels of proved reserves, of liquid hydrocarbons and natural gas; the acquisition or divestiture of assets; the effect of restructuring or reorganization of business components; the potential effect of judicial proceedings on our business and financial condition; and the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities.

The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Risk Factors

You should consider carefully the risk factors identified in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2006 before making an investment in the common stock. In addition, you should consider the following risk factor:

There are various risks inherent with our acquisition of Western, including risks related to operations and profitability.

Our acquisition of Western involves various risks. In particular, we may be assuming unknown liabilities in the acquisition and we will become subject to various operating risks inherent with producing Canadian oil sands. Also, we are operating in a high-cost environment for oil sands production and may not realize the anticipated financial returns from the acquisition. In addition, future changes in laws and regulations, such as royalty and tax regulations, may adversely affect us. For example on September 18, 2007, the Alberta Royalty Review Panel released its report and recommendations to the Minister of Finance of Alberta, following its review of Alberta’s royalty and tax regimes. This Panel recommended an increase in the royalty rate applicable to oil sands projects and the implementation of additional taxes. It is uncertain as to how the Minister of Finance will respond to those recommendations and whether any or all of the recommendations will be adopted and implemented by the Province of Alberta. As a result, it is not possible to assess what impact, if any, the proposed recommendations will have on us.

Use of Proceeds

Because the shares of common stock will be issued in exchange for, or upon the retraction or redemption of, the exchangeable shares, we will not receive any cash proceeds upon the issuance of the common stock.

Description of Capital Stock

Marathon’s authorized capital stock consists of:

•	1,100,000,000 shares of common stock; and

•	26,000,000 shares of preferred stock, issuable in series, of which 6,000,000 shares are designated as Special Voting Stock.

Each authorized share of common stock has a par value of $1.00. The authorized shares of preferred stock have no par value. As of September 30, 2007, 681,127,654 shares of common stock were issued and outstanding, and 54,575,462 shares of common stock were held as treasury shares. As of the date of this prospectus, Marathon expects to initially issue 5,156,093 shares of preferred stock designated as Special Voting Stock in connection with its acquisition of Western. No other shares of Marathon’s preferred stock are issued and outstanding as of the date of this prospectus.

In the discussion that follows, we have summarized the material provisions of Marathon’s restated certificate of incorporation and by-laws relating to its capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to Marathon’s restated certificate of incorporation and by-laws. You should read the provisions of the restated certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We also have summarized certain provisions of the exchangeable shares of AcquisitionCo. You should read the Exchangeable Shares Provisions of 1339971 Alberta Ltd. and related agreements for more details regarding the exchangeable shares. We have filed copies of those documents with the SEC. See “Where You Can Find More Information.”

Common Stock

Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders. No share of common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Marathon’s board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting Marathon. For information about the voting rights attached to the Special Voting Stock, see “—Special Voting Stock.”

Holders of common stock will be entitled to dividends in such amounts and at such times as Marathon’s board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on the common stock will be paid at the discretion of Marathon’s board of directors after taking into account various factors, including:

•	our financial condition and performance;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we enter into from time to time may restrict the payment of cash dividends.

If Marathon liquidates or dissolves its business, the holders of common stock will share ratably in all assets available for distribution to stockholders after Marathon’s creditors are paid in full and the holders of all series of Marathon’s outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock Marathon may offer and sell under this prospectus will also be fully paid and nonassessable.

Marathon’s outstanding shares of the common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange and trade under the symbol “MRO.” Any additional shares of common stock Marathon may offer and sell under this prospectus will also be listed on those stock exchanges.

The transfer agent and registrar for the common stock is National City Bank.

Preferred Stock

At the direction of its board of directors, without any action by the holders of its common stock, Marathon may issue one or more series of preferred stock from time to time. Marathon’s board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. No share of preferred stock may, however, have more than one vote per share.

The existence of undesignated preferred stock may enable Marathon’s board of directors to render more difficult or to discourage an attempt to obtain control of Marathon by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of its management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Exchangeable Shares

Upon completion of the acquisition by Marathon of all of the issued and outstanding capital stock of Western, each Western shareholder is to receive in exchange for each Class A share of Western, at its election, either (a) Cdn$35.50 in cash, (b) 0.5932 of a share of Marathon common stock, (c) 0.5932 of an exchangeable share in the capital of AcquisitionCo, or (d) a combination thereof. As a result of the elections made by Western’s shareholders prior to the date of this prospectus, AcquisitionCo will issue an aggregate of 5,156,093 exchangeable shares to Western shareholders in the transaction. Concurrently with such issuance, Marathon expects to issue to a trustee the same number of shares of Special Voting Stock (as described below under “—Special Voting Stock”), which Special Voting Stock will be held by the trustee and to which voting rights will attach for the benefit of the holders of exchangeable shares, so as to enable holders of exchangeable shares to have voting rights that are equivalent to those of Marathon’s common stockholders.

The following is a summary of the principal terms and rights of the exchangeable shares which affect Marathon and the holders of Marathon common stock.

Voting Rights

Holders of exchangeable shares are entitled to instruct the trustee to vote (or obtain a proxy from the trustee to vote directly) the Special Voting Stock on all matters submitted to the holders of Marathon common stock or to Marathon’s stockholders generally, unless otherwise required by applicable law. The number of votes which each holder will be entitled to instruct the trustee to vote (or vote directly) will be equal to the whole number of shares of Marathon common stock into which such holder’s exchangeable shares would be exchangeable based on the exchange ratio in effect as of the record date established by Marathon for consideration of the matter to be acted upon by Marathon’s stockholders. The exchange ratio is more fully described below under “—Exchange Ratio.” Additional shares of Special Voting Stock will be issued from time to time as necessary to adjust the number of votes to account for changes in the exchange ratio. The trustee will exercise the voting rights only as directed by the relevant holder of exchangeable shares and, in the absence of voting instructions from such a holder, will not exercise such votes. All rights of a holder of exchangeable shares to instruct the trustee to exercise voting rights will cease immediately upon the exchange (whether by redemption, retraction, or through the exercise of call rights) of all of such holder’s exchangeable shares for shares of Marathon common stock and upon the liquidation, dissolution or winding-up of AcquisitionCo or Marathon.

Exchange, Retraction and Redemption

Subject to applicable law, on the fourth anniversary of the closing of the acquisition, AcquisitionCo is required to redeem the exchangeable shares outstanding for an amount per share equal to the redemption price, which will be fully paid and satisfied by the delivery for each exchangeable share of a number of shares of Marathon common stock equal to the exchange ratio then in effect. In certain circumstances, the redemption price may be paid in cash. Prior to such mandatory redemption, the exchangeable shares may be exchanged, retracted or redeemed for an amount per share equal to the redemption price then in effect whenever:

•

the holders of exchangeable shares request that Marathon, AcquisitionCo or Marathon Canadian Oil Sands Holding Limited, Marathon’s indirect wholly-owned subsidiary which we refer to as CallCo in this prospectus, exchange, retract or redeem their exchangeable shares;

•	AcquisitionCo is liquidated, dissolved or wound-up;

•	AcquisitionCo becomes involved in proceedings relating to its bankruptcy, insolvency, dissolution or winding-up, has a receiver appointed or a similar event occurs;

•	Marathon becomes involved in proceedings for voluntary or involuntary liquidation, dissolution or winding-up;

•

a change in the Canadian Income Tax Act (the “Tax Act”) and other applicable provincial income tax laws that permits holders of exchangeable shares, who are Canadian residents and deal at arm’s length with Marathon, to exchange their exchangeable shares for shares of Marathon common stock on a basis that will not require such holders to recognize any gain or loss or actual or deemed dividend in respect of such exchange for purposes of the Tax Act or other applicable provincial income tax laws;

•

any merger, amalgamation, tender offer or similar transaction involving Marathon occurs, provided that the board of directors of AcquisitionCo determines that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with the change of control transaction and that redemption of the exchangeable shares is necessary to enable the completion of the change of control transaction;

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AcquisitionCo elects to redeem all of the exchangeable shares, provided the number of exchangeable shares outstanding (excluding exchangeable shares held by Marathon and its affiliates) is less than 20% of the number of exchangeable shares outstanding upon the completion of the acquisition of Western by Marathon;

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a proposal is made for the holders of exchangeable shares to vote on any matter that does not relate to a matter described in the following bullet point, provided the board of directors of AcquisitionCo determines it is not reasonably practicable to accomplish the business purpose intended by the vote in any other commercially reasonable matter that does not result in such a vote; or

•

the holders of the exchangeable shares fail to take any action required to approve or disapprove any change to their rights if the approval or disapproval of such change would be required to maintain the equivalence of the exchangeable shares and Marathon common stock.

Whenever a holder of exchangeable shares has the right to require AcquisitionCo to redeem the holder’s exchangeable shares or whenever AcquisitionCo has the right or is required to retract or redeem the exchangeable shares outstanding, the exchangeable shares to be recalled or redeemed will be subject to the overriding right of Marathon or CallCo to purchase such exchangeable shares. The consideration to be paid by Marathon or CallCo, as the case may be, will be identical to the consideration to be paid by AcquisitionCo upon any such retraction or redemption.

Unless Marathon takes action to ensure that the holders of exchangeable shares receive the same or an equivalent economic benefit, and subject to applicable law, Marathon may not, without the prior approval of AcquisitionCo and the holders of exchangeable shares:

•	issue or distribute assets, debt instruments or shares of, or securities convertible into, Marathon common stock to the holders of the then outstanding shares of Marathon common stock;

•	subdivide, redivide, reduce, combine, consolidate or change Marathon common stock;

•	reclassify or otherwise change the rights, privileges or other terms of Marathon common stock, or

•	effect an amalgamation, combination, merger, reorganization or other transaction involving or affecting Marathon common stock.

In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting Marathon common stock that has the support of Marathon’s board of directors, Marathon is required to use reasonable best efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as Marathon’s common stockholders. Marathon has also agreed to take various actions to protect the rights of the holders of the exchangeable shares to receive shares of Marathon common stock in exchange for exchangeable shares.

Exchange Ratio

Each exchangeable share may initially be exchanged, retracted or redeemed for one share of Marathon common stock. This exchange ratio will be cumulatively adjusted from time to time to give effect to cash dividends, if any, paid by Marathon on Marathon common stock and cash dividends, if any, paid by AcquisitionCo on the exchangeable shares. Cash dividends paid by Marathon on Marathon common stock will proportionally increase the number of shares of Marathon common stock issuable in exchange for, or upon retraction or redemption of, an exchangeable share. Cash dividends paid by AcquisitionCo on its exchangeable shares will likewise proportionally decrease the number of shares of Marathon common stock issuable in exchange for, or upon retraction or redemption of, an exchangeable share. Accordingly, if Marathon pays a dividend on the Marathon common stock and AcquisitionCo pays an equivalent dividend on the exchangeable shares (based on the numbers of shares of Marathon common stock issuable upon the exchange, retraction or redemption of the exchangeable shares), offsetting adjustments would be made such that the exchange ratio would not change.

Special Voting Stock

In connection with the acquisition of Western, Marathon’s board of directors authorized a class of preferred stock, referred to as “Special Voting Stock,” consisting of 6,000,000 shares. Upon completion of the acquisition, Marathon expects to initially issue 5,156,093 shares of Special Voting Stock to Valiant Trust Company, which will hold the shares as trustee for the benefit of the holders of the exchangeable shares described above. Each share of Special Voting Stock is entitled to one vote on all matters submitted to the holders of Marathon common stock or to stockholders generally, unless otherwise required by applicable law or as described below. Each holder of exchangeable shares may direct the trustee to vote that number of shares of Special Voting Stock equal to the number of shares of Marathon common stock issuable upon the exchange, retraction or redemption of the exchangeable shares held by that holder. In no event will the aggregate number of votes entitled to be cast by the trustee with respect to the outstanding shares of Special Voting Stock exceed the number of votes entitled to be cast and exercised with respect to the outstanding exchangeable shares. Except as otherwise provided in Marathon’s restated certificate of incorporation or by applicable law, the common stock and the Special Voting Stock will vote together as a single class in the election of directors of Marathon and on all other matters submitted to a vote of stockholders of Marathon generally. The Special Voting Stock will have no other voting rights except as required by law. Other than dividends payable solely in shares of Special Voting Stock, no dividend or other distribution, whether payable in cash, property or shares of capital stock, will be paid or payable to the holder of shares of the Special Voting Stock. In the event of any liquidation, dissolution or winding up of Marathon, the holder of shares of the Special Voting Stock will not be entitled to receive any assets of Marathon available for distribution to its stockholders. The Special Voting Stock is not convertible into any other class or series of the capital stock of Marathon or into cash, property or other rights, and may not be redeemed.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Marathon’s restated certificate of incorporation limits the liability of the members of its board of directors by providing that no director will be personally liable to Marathon or its stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Marathon or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against Marathon’s directors and may discourage or deter Marathon’s stockholders or management from bringing a lawsuit against Marathon’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Marathon and its stockholders. Marathon’s by-laws provide indemnification to its officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, Marathon is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Other Matters

Some of the provisions of Marathon’s restated certificate of incorporation and by-laws discussed below may have the effect, either alone or in combination with the provisions of Marathon’s restated certificate of incorporation discussed above and Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that Marathon’s board of directors opposes but that a stockholder might consider to be in its best interest.

Marathon’s restated certificate of incorporation provides that its stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Marathon’s by-laws provide that only its board of directors may call a special meeting of its stockholders.

Marathon’s restated certificate of incorporation provides that the number of directors will be fixed from time to time by, or in the manner provided in, its by-laws, but will not be less than three.

Marathon’s by-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. A stockholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken at an annual meeting of stockholders must give Marathon’s corporate secretary written notice of the proposal not less than 45 days and not more than 75 days before the first anniversary of the date on which Marathon first mailed its proxy materials for the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. Marathon’s by-laws prescribe specific information that any such stockholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to Marathon and its stockholders.

Marathon’s restated certificate of incorporation provides that its stockholders may adopt, amend and repeal its by-laws at any regular or special meeting of stockholders by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on that action, provided the notice of intention to adopt, amend or repeal the by-laws has been included in the notice of that meeting.

Plan of Distribution

We will distribute the shares of common stock covered by this prospectus only upon exchange, retraction or redemption of the exchangeable shares of AcquisitionCo, and no broker, dealer or underwriter has been engaged in connection with the exchange, retraction or redemption. Each exchangeable share of AcquisitionCo may initially be exchanged, retracted or redeemed for one share of our common stock. This exchange ratio will be cumulatively adjusted from time to time thereafter to give effect to cash dividends, if any, paid by us on our common stock and cash dividends, if any, paid by AcquisitionCo on the exchangeable shares. Cash dividends paid by us on our common stock will proportionally increase the number of shares of our common stock issuable in exchange for, or upon retraction or redemption of, an exchangeable share. Cash dividends paid by AcquisitionCo on its exchangeable shares will likewise proportionally decrease the number of shares of our common stock issuable in exchange for, or upon retraction or redemption of, an exchangeable share. We will pay all expenses incurred in connection with the distribution described in this prospectus.

Material Tax Considerations

Canadian Federal Income Tax Considerations

In the opinion of Bennett Jones LLP, our Canadian counsel, the following is a fair and accurate summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to you if you hold exchangeable shares or acquire our common stock on the redemption, retraction or exchange of exchangeable shares and if, for purposes of the Tax Act and at all relevant times, you are or are deemed to be resident in Canada, you deal with us at arm’s length, you are not affiliated with us and you hold your exchangeable shares and will hold your common stock as capital property. The exchangeable shares and the common stock will generally be considered to be capital property to you unless they were held by you in the course of carrying on a business or acquired in a transaction considered to be an adventure in the nature of trade. This discussion does not apply to you if at any relevant time, for purposes of the Tax Act: (i) Marathon is a “foreign affiliate” of you; (ii) an interest in you is a “tax shelter investment”; (iii) you are a “specified financial institution”; or (iv) you are a “financial institution” for purposes of the mark-to-market rules. You should consult with your own tax advisor for information and advice having regard to your particular circumstances if any of the circumstances described above applies to you.

This summary is based on the current provisions of the Tax Act and regulations issued pursuant to it and our Canadian counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this prospectus. This summary takes into account all specific proposals to amend the Tax Act and regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in their present form. No assurances can be given that any Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for Proposed Amendments, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions relating to the exchangeable shares or the acquisition of our common stock on the redemption, retraction or exchange of exchangeable shares.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of exchangeable shares and common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate, generally at the time these amounts arise.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to you. Therefore, you should consult your own tax advisors with respect to your particular circumstances.

Redemption or Exchange of Exchangeable Shares

On a redemption (including a retraction) of your exchangeable shares by AcquisitionCo, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds you receive exceed the paid-up capital (for purposes of the Tax Act) of the exchangeable shares redeemed. For these purposes, the redemption proceeds you receive will be the fair market value at the time of redemption of the common stock which you receive plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The amount of any such deemed dividend will be subject to the tax treatment described below under “Dividends on exchangeable shares.” If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares for proceeds of disposition equal to the redemption proceeds you receive less the amount of the deemed dividend described above. You will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of those exchangeable shares immediately before the exchange. The taxation of capital gains and capital losses is described below.

On an exchange of your exchangeable shares with CallCo or with Marathon for our common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition you receive, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of those exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition you receive will be the fair market value at the time of the exchange of the common stock which you receive plus any other amounts received from us as part of the exchange, but less any amount paid in satisfaction of declared and unpaid dividends owed to you by AcquisitionCo. The taxation of capital gains and capital losses is described below.

If you exercise the right to require the redemption of your exchangeable shares you cannot control whether your exchangeable shares will be acquired by AcquisitionCo, CallCo or Marathon. However, our current intention is that Marathon or CallCo will acquire any exchangeable shares that are to be redeemed.

Disposition of Exchangeable Shares Other Than on Redemption or Exchange

A disposition or deemed disposition of your exchangeable shares, other than on the redemption or exchange of your exchangeable shares, will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of those exchangeable shares to you immediately before the disposition. The taxation of capital gains and capital losses is described below.

Acquisition and Disposition of the Common Stock

The cost of the common stock received on a retraction, redemption, exchange, disposition or deemed disposition of exchangeable shares will be equal to the fair market value of the common stock at that time, and will be averaged with the adjusted cost base of any other common stock held by you at that time as capital property for the purpose of determining the adjusted cost base of your common stock.

A disposition or deemed disposition of your common stock you will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of that common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.

Dividends on Exchangeable Shares

If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada. If the appropriate designations are made by AcquisitionCo at the time a dividend is paid, that dividend will be treated as an eligible dividend for purposes of the Tax Act and you will be entitled to an enhanced dividend tax credit in respect of that dividend. Subject to the discussion below, if you are a corporation, other than a “specified financial institution” as defined in the Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and, subject to the special rules and limitations described below, will generally be deductible in computing your taxable income.

If you are a corporation and we are a “specified financial institution” for purposes of the Tax Act at the time a dividend is paid on the exchangeable shares, dividends received by you will not be deductible in computing your taxable income. We currently are a specified financial institution for purposes of the Tax Act.

If you are a “private corporation” or a “subject corporation”, as defined in the Tax Act, you may be liable to pay a refundable tax of 33 1/3% of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income. If you are throughout the relevant taxation year a “Canadian-controlled private corporation,” as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on your exchangeable shares that are not deductible in computing taxable income.

Dividends on the Common Stock

Dividends on our common stock will be included in your income for the purposes of the Tax Act. If you are an individual, you will not be subject to the gross-up and dividend tax credit rules in the Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and will not be entitled to deduct the amount of these dividends in computing your taxable income. If you are a “Canadian-controlled private corporation,” as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on such dividends. If there is United States non-resident withholding tax on any dividends you receive on your common stock, you will generally be eligible for foreign tax credit or deduction treatment to the extent and in the circumstances permitted under the Tax Act.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a “taxable capital gain”) realized on a disposition or deemed disposition of your exchangeable shares or common stock must be included in your income for the year of the disposition. One-half of any capital loss (an “allowable capital loss”) realized by you is required to be deducted against taxable capital gains you realize in the year of the disposition. Any allowable capital losses in excess of taxable capital gains in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax.

If you are a “Canadian-controlled private corporation,” as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where you are a corporation that is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any of these shares. You should consult your own tax advisors if these rules may apply to you.

Foreign Property Information Reporting

If you are a “specified Canadian entity” and you own “specified foreign property” (both as defined in the Tax Act) with a total cost amount at any time in a taxation year that exceeds Cdn$100,000 you must file an information return relating to the specified foreign property owned by you, which would include the common stock, the exchangeable shares and certain exchange and voting rights relating thereto. Generally, if you are resident in Canada you will be a “specified Canadian entity.” You should consult you own advisors about whether you must comply with these rules with respect to your exchangeable shares or common stock.

Foreign Investment Entity Tax Proposals

Proposed Amendments regarding the taxation of “participating interests” in “foreign investment entities” were released by the Minister of Finance (Canada) on November 9, 2006. In general, where the Proposed Amendments apply, the holder of a participating interest in a foreign investment entity will generally be required to include in income annually, an imputed return at the prescribed rate on the “designated cost” of that interest unless the holder can qualify for and elects on a timely basis to use certain alternative methods of taxation. A corporation is not a foreign investment entity if: (i) at the end of the corporation’s taxation year the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property or (ii) if, throughout the corporation’s taxation year, its principal undertaking is not an “investment business” within the meaning of those terms in the Proposed Amendments.

The determination of whether or not we are a foreign investment entity must be made on an annual basis at the end of each of our taxation years, and no assurances can be given that we will not be a foreign investment entity at the end of any of our taxation years. In general, these Proposed Amendments will not apply to you in respect of your common stock so long as: (i) your common stock qualifies as an “arm’s length interest” to you under the Proposed Amendments; (ii) our common stock is listed on a designated stock exchange (which includes the NYSE); and (iii) it is reasonable to conclude that you have no tax avoidance motive in respect of your common stock. The determination of whether you will have a tax avoidance motive in respect of your common stock within the meaning of these Proposed Amendments will depend upon your own particular circumstances. You should consult your own tax advisors regarding the determination of whether you have such a tax avoidance motive. Your common stock will generally qualify as an “arm’s length interest” at any time for purposes of these Proposed Amendments provided: (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time common stock having a total fair market value of at least Cdn$500; (ii) it is reasonable to conclude that our common stock can normally be acquired and sold by members of the public in the open market; and (iii) the aggregate fair market value at that time of the common stock owned by you, or an entity or individual with whom you do not deal at arm’s length for purposes of the Tax Act, does not exceed 10% of the aggregate fair market value of all of our common stock at that time.

If the Proposed Amendments do not apply to a holder of common stock, they will generally not apply to a holder of exchangeable shares.

No assurance can be given that the exchangeable shares or the common stock will qualify for these exemptions nor can assurances be given that the Proposed Amendments will be enacted in the form currently proposed. The Proposed Amendments relating to foreign investment entities are complex and you should consult your own tax advisors regarding the application of these Proposed Amendments in your particular circumstances.

United States Federal Income Tax Considerations To Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences to Non-U.S. Holders, as defined below, of the ownership and disposition of common stock and of the exchange of exchangeable shares for common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences that may apply to a Non-U.S. Holder as a result of the ownership and disposition of exchangeable shares and common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the United States federal income tax consequences to such Non-U.S. Holder nor does it address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the common stock or exchangeable shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any Non-U.S. Holder. Except as specifically provided under “Exchange of Exchangeable Shares for Common Stock” below, this summary does not address the United States federal income tax consequences to Non-U.S. Holders of their ownership and disposition of exchangeable shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the United States tax consequences (including the potential application and operation of any income tax treaties) of the ownership and disposition of exchangeable shares. U.S. Holders (as defined below) who own exchangeable shares or who acquire common stock should consult their own tax advisors as to the United States tax consequences of owning and disposing such shares.

Scope of This Summary

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the “IRS”) regarding the United States federal income tax consequences described herein.

Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax consequences and the non-United States tax consequences of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.

For purposes of this summary, the term “Non-U.S. Holder” means any person that is a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is (a) a citizen or an individual resident of the United States for United States federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more United States persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock), the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Non-U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

This summary does not address the United States federal income tax consequences to certain categories of Non-U.S. Holders subject to special rules, including Non-U.S. Holders that are (a) banks, financial institutions, or insurance companies, (b) regulated investment companies or real estate investment trusts, (c) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (d) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts, (e) holders that own exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (f) holders that acquired exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) in connection with the exercise of employee stock options or otherwise as compensation for services, (g) holders that have a “functional currency” other than the U.S. dollar, (h) holders that are liable for the “alternative minimum tax” under the Code, (i) holders that hold exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than as a capital asset within the meaning of Section 1221 of the Code, (j) holders that own or have owned directly, indirectly, or constructively 5% or more, by voting power or value, of the outstanding equity interests of Marathon, or (k) U.S. expatriates. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the United States federal income, United States state and local, and non-United States tax consequences of disposition of exchangeable shares and the ownership and disposition of common shares.

Exchange of Exchangeable Shares for Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for the common stock unless (i) the gain is effectively connected with your trade or business in the United States or, if a treaty applies, is attributable to your permanent establishment in the United States, or (ii) you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Dividends on the Common Stock

Dividends paid to you as a Non-U.S. Holder of the common stock generally will be subject to withholding of United States federal income tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), unless the dividend is effectively connected with the conduct of your trade or business within the United States (or if a tax treaty applies, is attributable to your United States permanent establishment), in which case the dividend will be taxed at ordinary United States federal income tax rates. If you are a corporation, such effectively connected income may also be subject to an additional “branch profits tax.” You will be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding tax described above.

Sale or Exchange of the Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of the common stock unless (i) the gain is effectively connected with your trade or business in the United States or, if a treaty applies, is attributable to your permanent establishment in the United States, or (ii) you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding

Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to a backup withholding tax, currently at the rate of 28%, unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of the common stock within the United States or by a U.S. payor or U.S. middleman, is subject to both backup withholding and information reporting unless you, as the beneficial owner, certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if you furnish the required information to the IRS. Each Non-U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Legal Matters

Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus. Certain federal Canadian and U.S. tax matters will be passed upon by Bennett Jones LLP, Calgary, Alberta and Miller & Chevalier Chartered, Washington, D.C., respectively.

Experts

The consolidated financial statements of Marathon Oil Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K of Marathon Oil Corporation dated September 7, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Marathon Oil Corporation

5,507,171 Shares

Common Stock

October 17, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by Marathon in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

SEC registration fee	$9,835
Printing expenses.	10,000
Legal fees and expenses	35,000
Accounting fees and expenses	10,000
Miscellaneous	70,165

Total	$135,000

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

Article Eleventh of the Company’s restated certificate of incorporation states that:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition, Article V of the Company’s by-laws provides that the Company shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person. The Company shall indemnify any person seeking indemnity in connection with a proceeding initiated by such person only if the proceeding was authorized by the Company’s board of directors.

Indemnification Agreements and Insurance

Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.

The Company also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.

The Company maintains insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibit
*2.1	Holding Company Reorganization Agreement, dated as of July 1, 2001, by and among USX Corporation, USX Holdco, Inc. and United States Steel LLC (incorporated by reference to Exhibit 2.1 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

*2.2	Agreement and Plan of Reorganization, dated as of July 31, 2001, by and between USX Corporation and United States Steel LLC (incorporated by reference to Exhibit 2.2 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

*2.3	Master Agreement, among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of March 18, 2004 and Amendment No. 1 dated as of April 27, 2005 (incorporated by reference to Exhibit 2.1 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

*2.4	Amended and Restated Tax Matters Agreement among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of April 27, 2005 (incorporated by reference to Exhibit 2.2 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

Exhibit No.	Description of Exhibit
*2.5	Assignment and Assumption Agreement (VIOC Centers) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.3 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

*2.6	Assignment and Assumption Agreement (Maleic Business) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.4 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

2.7	Amended and Restated Arrangement Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of September 14, 2007.

2.8	Amending Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of October 15, 2007.

2.9	Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta).

*4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

*4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.2 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

*4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).

5.1	Opinion of Baker Botts L.L.P.

8.1	Opinion of Bennett Jones LLP as to certain Canadian tax matters

8.2	Opinion of Miller & Chevalier Chartered as to certain United States tax matters.

10.1	Exchangeable Share Provisions of 1339971 Alberta Ltd.

10.2	Form of Support Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd. and Marathon Canadian Oil Sands Holding Limited, to be dated as of October 18, 2007.

10.3	Form of Voting and Exchange Trust Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Marathon Canadian Oil Sands Holding Limited and Valiant Trust Company, to be dated as of October 18, 2007.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.3	Consent of Bennett Jones LLP (included in Exhibit 8.1).

23.4	Consent of Miller & Chevalier Chartered (included in Exhibit 8.2).

24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation (included on the signature pages of the Registration Statement).

*	Incorporated by reference to the filing indicated.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Marathon Oil Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on October 17, 2007.

MARATHON OIL CORPORATION

By:	/s/ CLARENCE P. CAZALOT, JR.
Clarence P. Cazalot, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Clarence P. Cazalot, Jr., Janet F. Clark and Michael K. Stewart, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Marathon Oil Corporation, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Marathon Oil Corporation to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 17, 2007.

Signature	Title

/s/ CLARENCE P. CAZALOT, JR. Clarence P. Cazalot, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JANET F. CLARK Janet F. Clark	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ MICHAEL K. STEWART Michael K. Stewart	Vice President, Accounting and Controller (Principal Accounting Officer)

/s/ CHARLES F. BOLDEN, JR. Charles F. Bolden, Jr.	Director

/s/ DAVID A. DABERKO David A. Daberko	Director

/s/ WILLIAM L. DAVIS William L. Davis	Director

Signature	Title

/s/ DR. SHIRLEY ANN JACKSON Dr. Shirley Ann Jackson	Director

/s/ PHILIP LADER Philip Lader	Director

/s/ CHARLES R. LEE Charles R. Lee	Director

/s/ DENNIS H. REILLEY Dennis H. Reilley	Director

/s/ SETH E. SCHOFIELD Seth E. Schofield	Director

/s/ JOHN W. SNOW John W. Snow	Director

/s/ THOMAS J. USHER Thomas J. Usher	Chairman of the Board

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
*2.1	Holding Company Reorganization Agreement, dated as of July 1, 2001, by and among USX Corporation, USX Holdco, Inc. and United States Steel LLC (incorporated by reference to Exhibit 2.1 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

*2.2	Agreement and Plan of Reorganization, dated as of July 31, 2001, by and between USX Corporation and United States Steel LLC (incorporated by reference to Exhibit 2.2 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

*2.3	Master Agreement, among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of March 18, 2004 and Amendment No. 1 dated as of April 27, 2005 (incorporated by reference to Exhibit 2.1 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

*2.4	Amended and Restated Tax Matters Agreement among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of April 27, 2005 (incorporated by reference to Exhibit 2.2 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

*2.5	Assignment and Assumption Agreement (VIOC Centers) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.3 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

*2.6	Assignment and Assumption Agreement (Maleic Business) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.4 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

2.7	Amended and Restated Arrangement Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of September 14, 2007.

2.8	Amending Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of October 15, 2007.

2.9	Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta).

*4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

*4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.2 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

*4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).

5.1	Opinion of Baker Botts L.L.P.

8.1	Opinion of Bennett Jones LLP as to certain Canadian tax matters

8.2	Opinion of Miller & Chevalier Chartered as to certain United States tax matters.

10.1	Exchangeable Share Provisions of 1339971 Alberta Ltd.

10.2	Form of Support Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd. and Marathon Canadian Oil Sands Holding Limited, to be dated as of October 18, 2007.

10.3	Form of Voting and Exchange Trust Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Marathon Canadian Oil Sands Holding Limited and Valiant Trust Company, to be dated as of October 18, 2007.

Exhibit No.	Description of Exhibit
23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.3	Consent of Bennett Jones LLP (included in Exhibit 8.1).

23.4	Consent of Miller & Chevalier Chartered (included in Exhibit 8.2).

24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation (included on the signature pages of the Registration Statement).

*	Incorporated by reference to the filing indicated.